Exhibit 99.1

FOR IMMEDIATE RELEASE

Group 1 Automotive Acquires Volkswagen Dealership In San Antonio, Texas

HOUSTON, Jan. 18, 2012 — Group 1 Automotive, Inc. (NYSE: GPI), a Fortune 500 automotive retailer, today announced the acquisition of Rod East Volkswagen in San Antonio, Texas. The dealership will be renamed Volkswagen of Alamo Heights and is expected to generate $48.5 million in estimated annual revenues.

“The addition of Volkswagen of Alamo Heights will augment our existing Freedom Chevrolet dealership in the San Antonio, Texas, market,” said Earl J. Hesterberg, Group 1’s president and chief executive officer. “This makes the fourth Volkswagen franchise we have added to our diversified portfolio during the last 12 months, reflecting both our commitment to and the strength of our partnership with Volkswagen of America.”

About Group 1 Automotive, Inc.
Group 1 owns and operates 110 automotive dealerships, 142 franchises, and 28 collision centers in the United States and the United Kingdom that offer 31 brands of automobiles. Through its dealerships, the company sells new and used cars and light trucks; arranges related vehicle financing, service and insurance contracts; provides automotive maintenance and repair services; and sells vehicle parts.

Group 1 Automotive can be reached on the Internet at www.group1auto.com.

This press release contains “forward-looking statements,” which are statements related to future, not past, events and are based on our current expectations and assumptions regarding our business, the economy and other future conditions. In this context, the forward-looking statements often include statements regarding our goals, plans, projections and guidance regarding our financial position, results of operations, market position, pending and potential future acquisitions and business strategy, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “may” or “will” and similar expressions. Any such forward-looking statements are not assurances of future performance and involve risks and uncertainties that may cause actual results to differ materially from those set forth in the statements. These risks and uncertainties include, among other things, (a) general economic and business conditions, (b) the level of manufacturer incentives, (c) the future regulatory environment, (d) our ability to obtain an inventory of desirable new and used vehicles, (e) our relationship with our automobile manufacturers and the willingness of manufacturers to approve future acquisitions, (f) our cost of financing and the availability of credit for consumers, (g) our ability to complete acquisitions and dispositions and the risks associated therewith, (h) foreign exchange controls and currency fluctuations, and (i) our ability to retain key personnel. These factors, as well as additional factors that could affect our forward-looking statements, are described in our Form 10-K under the headings “Business—Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” We urge you to carefully consider this information. We undertake no duty to update our forward-looking statements, including our earnings outlook, whether as a result of new information, future developments or otherwise, except as may be required by law.

SOURCE: Group 1 Automotive, Inc.

Investor contacts:
Kim Paper Canning
Manager, Investor Relations
Group 1 Automotive Inc.
713-647-5741 | kpaper@group1auto.com

Media contacts:
Pete DeLongchamps
V.P. Financial Services and Manufacturer Relations
Group 1 Automotive Inc.
713-647-5770 | pdelongchamps@group1auto.com
or
Clint Woods
Pierpont Communications, Inc.
713-627-2223 | cwoods@piercom.com